Exhibit 10.27

COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS

Director Cash Fees

Each Non-Employee Director is paid an annual retainer of $55,000, payable quarterly in advance (February 1st, May 1st, August 1st and November 1st).

In addition, each Audit Committee member will receive a yearly retainer of $15,000, and each Compensation Committee and Nominating and Corporate Governance Committee member will receive a yearly retainer of $10,000. All such retainers are payable quarterly in advance (February 1st, May 1st, August 1st and November 1st).

The Chair of the Audit Committee receives an annual fee of $30,000, and the Chairs of the Nominating and Corporate Governance Committee and the Compensation Committee each receive an annual fee of $20,000.

Grant of Restricted Shares of Common Stock

Each Non-Employee Director receives an annual grant in connection with the Annual Meeting of Stockholders of restricted shares of ANN INC. (the “Company”) Common Stock (“Common Stock”) valued at $115,000 on the “grant date” (determined in accordance with the Policy on Grant of Equity Awards).

If a Non-Employee Director joins the Board of Directors after the Annual Meeting of Stockholders, the Director shall receive a pro-rated amount of the annual grant of restricted stock, based on the portion of the year the Director served and according to the following schedule:

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if a Non-Employee Director is appointed to the Board within 90 days after the Annual Meeting of Stockholders, the Director shall receive a grant of restricted stock valued at $115,000 on the “grant date” (determined in accordance with the Policy on Grant of Equity Awards);

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if a Non-Employee Director is appointed to the Board within between 91 days and 270 days after the Annual Meeting of Stockholders, the Director shall receive a grant of restricted stock valued at $57,500 on the “grant date” (determined in accordance with the Policy on Grant of Equity Awards); and

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if a Non-Employee Director is appointed to the Board 271 or more days after the Annual Meeting of Stockholders, the Director shall not receive any grant of restricted stock prior to the date of the Annual Meeting of Stockholders.

The number of shares granted to each such Director is determined by using the “fair market value” of the Common Stock on the grant date. The “fair market value” is the closing price of the Common Stock on the preceding business day. The restricted shares of Common Stock vest on the date of the next Annual Meeting of Stockholders. If a Director

Exhibit 10.27

ceases to be a Director for any reason prior to the date of the next Annual Meeting of Stockholders, the unvested restricted shares will be forfeited.

Non-Executive Chairman Fees

The Non-Executive Chairman of the Board receives an annual retainer of $125,000, comprised of $60,000 in cash and a grant of restricted shares of Common Stock valued at $65,000 on the “grant date”. The number of shares granted to the Non-Executive Chairman is determined by the same method as the annual grant to Non-Employee Directors. The restricted shares of Common Stock vest on the date of the next annual meeting of the Board of Directors. If the Non-Executive Chairman ceases to be the Non-Executive Chairman for any reason prior to the date of the next annual meeting of the Board of Directors, the unvested restricted shares will be forfeited.

Travel Expense Reimbursements and Other Benefits

Directors are entitled to reimbursement of their reasonable travel expenses for attending Board of Directors and Board Committee meetings.  Travel arrangements should be made by calling Ultramar Travel Management International, ANN INC.’s third party travel agency services provider, at 1-866-856-0441.  Directors should identify themselves as members of the Board of Directors when speaking to the Ultramar agent. The Corporate Secretary’s Office will arrange for reimbursement upon receiving receipts for any related out-of-pocket expenses.

Non-Employee Directors are also eligible to receive discounts on their purchases of the Company’s products under the same terms and conditions available to Company associates.